PARKER POE ADAMS & BERNSTEIN L.L.P.
                                  [LETTERHEAD]



                                 April 14, 2004


Board of Trustees
Merit Advisors Investment Trust
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

Re:  Merit High Yield Fund

Ladies and Gentlemen:

     This opinion is given in connection with the filing by the Merit Advisors Investment Trust, a Delaware statutory trust (the "Trust"), of Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-112178) on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and
Amendment No. 1 to the Registration Statement (No. 811-21495) under the Investment Company Act of 1940 ("1940 Act"), relating to an indefinite amount of authorized Class A and Class C shares of beneficial interest of the Merit High Yield Fund, a separate series of the Trust (the "Fund"). The authorized Class A and Class C shares of beneficial interest of the Fund are hereinafter referred to as the "Shares."

     In our representation of the Trust, we have examined the following documents: (i) the Trust's Declaration of Trust dated December 10, 2003, including the Certificate of Designation with respect to the Shares and the Trust's Bylaws dated December 10, 2003; (ii) the Registration Statement filed on January 23, 2004; (iii) all actions and resolutions of the Trust's Board of Trustees for the meeting of the Board of Trustees held on March 22, 2004; (iv) pertinent provisions of the laws of the State of Delaware relating to statutory trusts; and (v) such other corporate records, certificates, documents and statutes as we have considered necessary for purposes of rendering the opinion expressed herein.

     Based on such examination, we are of the opinion that the Shares to be offered for sale by the Fund, when issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the provisions governing matters such as the authorization and issuance of the Shares under the Delaware statutory trust law, as contained in Chapter Title 12, Part V, Chapter 38 of the General Laws of the State of Delaware. Our opinion expressed herein does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectuses comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                Very truly yours,

                                /s/ Parker, Poe, Adams & Bernstein L.L.P.

                                PARKER, POE, ADAMS & BERNSTEIN L.L.P.